LANDAUER, INC.

               2 SCIENCE ROAD, GLENWOOD, ILLINOIS 60425-1586
                         TELEPHONE (708) 755-7000

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


     Notice is hereby given that the annual meeting of the stockholders of Landauer, Inc., a Delaware corporation, will be held at the DuPage Club, 1901 Meyers Road, Oakbrook Terrace, Illinois, at 4:00 p.m., local time, on Wednesday, February 4, 1998 for the following purposes:

      1. To elect three directors to hold office for a term of three years each.

      2. To vote on the proposal to approve the selection of Arthur Andersen LLP as the auditors of the Company for the fiscal year ending September 30, 1998.

      3. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on December 11, 1997 are entitled to notice of and to vote at the meeting.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.



                                                         JAMES M. O'CONNELL
                                       VICE PRESIDENT, TREASURER, SECRETARY
                                                AND CHIEF FINANCIAL OFFICER
January 5, 1998

                              PROXY STATEMENT

              APPROXIMATE DATE OF MAILING:  JANUARY 6, 1998

               INFORMATION CONCERNING THE PROXY SOLICITATION

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Landauer, Inc. (the "Company") for use at the annual meeting of stockholders of the Company to be held on Wednesday, February 4, 1998 at 4:00 p.m., local time, at the DuPage Club, 1901 South Meyers Road, Oakbrook Terrace, Illinois, or any adjournments or postponements thereof. It is subject to revocation at any time prior to the exercise thereof by giving written notice to the Secretary of the Company, by submission of a later dated proxy or by voting in person at the meeting. The costs of solicitation, including the preparation, assembly and mailing of proxy statements, notices and proxies, will be paid by the Company. Such solicitation will be made by mail and in addition may be made by the officers and employees of the Company personally or by telephone or telegram. Forms of proxies and proxy material may also be distributed, at the expense of the Company, through brokers, custodians and other similar parties to the beneficial owners of the Common Stock. The Company has retained American Stock Transfer Company, 40 Wall Street, New York, New York.

     On December 11, 1997, the Company had outstanding 8,504,091 shares of Common Stock, $.10 par value, which is its only class of voting stock, held of record by approximately 600 holders. Only stockholders of record at the close of business on December 11, 1997 will be entitled to receive notice of and to vote at the meeting. With respect to all matters which will come before the meeting, each stockholder may cast one vote for each share registered in his name on the record date. A stockholder may, with regard to the election of directors (i) vote for the election of all named director nominees, (ii) withhold authority to vote for all named director nominees or (iii) vote for the election of all named director nominees other than any nominee with respect to whom the stockholder withholds authority to vote by so indicating in the appropriate space on the proxy.
A stockholder may, with respect to the proposal to approve the selection of Arthur Andersen LLP as auditors (i) vote FOR such proposal, (ii) vote AGAINST such proposal or (iii) ABSTAIN from voting on such proposal. The shares represented by every proxy received will be voted, and where a choice has been specified, the shares will be voted in accordance with the specification so made. If no choice has been specified on the proxy, the shares will be voted FOR the election of the nominees as directors and FOR approval of Arthur Andersen LLP as auditors. The proxy also gives authority to the proxies to vote the shares in their discretion on any other matter presented at the meeting. If a proxy indicates that all or a portion of the shares represented by such proxy are not being voted with respect to a particular proposal, such non-voted shares will not be considered present and entitled to vote on such proposal, although such shares may be considered present and entitled to vote on other proposals and will count for the purpose of determining the presence of a quorum. An abstention with respect to the proposal to approve the selection of Arthur Andersen LLP as auditors has the effect of a vote against such proposal.

             BENEFICIAL OWNERSHIP OF CERTAIN VOTING SECURITIES

     The following table provides information as of December 11, 1997 concerning beneficial ownership of Common Stock by each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, each director, each director nominee, each executive officer of the Company named under the caption "Executive Compensation" and all directors and executive officers of the Company as a group. Unless otherwise noted, the listed persons have sole voting and dispositive powers with respect to shares held in their names, subject to community property laws if applicable.

                                                                 AMOUNT
                                          BENEFICIALLY          PERCENT
     Name of Beneficial Owner                 OWNED             OF CLASS
     ------------------------             ------------         ---------
T. Rowe Price Associates                   721,500 (1)              8.2%

Dr. Marvin G. Schorr                       608,556                  6.9%

Putnam Investments, Inc.                   438,700 (2)              5.0%

Dr. Gary D. Eppen                            1,100                   *

Thomas M. Fulton                           244,234 (3)              2.8%

Richard R. Risk                                500                   *

Paul B. Rosenberg                           84,610 (4)              1.0%

Herbert Roth, Jr.                            9,000                   *

Michael D. Winfield                            350                   *

Brent A. Latta                              65,000 (5)               *

James M. O'Connell                          49,000 (6)               *

Dr. R. Craig Yoder                          47,434 (7)               *

All directors and executive
  officers as a group (9 persons)        1,157,550                 13.1%
__________


*Less than one percent.

   (1) As reported in Statement on Schedule 13G filed with the Securities and Exchange Commission on February 14, 1997. Includes 650,000 shares owned by the T. Rowe Price Small Cap Value Fund, Inc. Price Associates expressly disclaims that it is the beneficial owner of such securities. The address of this stockholder is 100 East Pratt Street, Baltimore, MD 21201.

   (2) As reported in Amendment No. 2 to Statement on Schedule 13G filed with the Securities and Exchange Commission on January 15, 1996. This ownership by certain Putnam investment managers (together with their parent corporations, Putnam Investments, Inc. and Marsh & McLennan Companies, Inc.) is considered "beneficial ownership" of the Company's voting common stock, which shares were acquired for investment purposes by such investment managers for certain of their advisory clients. The address of this stockholder is One Post Office Square, Boston, MA 02109.

   (3) Includes 62,720 shares subject to options exercisable within 60 days following the record date for the annual meeting.

   (4) Includes 25,000 shares owned by Mr. Rosenberg's wife to which he disclaims beneficial ownership.

   (5) Includes 65,000 shares subject to options exercisable within 60 days following the record date for the annual meeting.

   (6) Includes 45,000 shares subject to options exercisable within 60 days following the record date for the annual meeting.

   (7) Includes 40,000 shares subject to options exercisable within 60 days following the record date for the annual meeting.

                           ELECTION OF DIRECTORS

   Members of the Company's Board of Directors are divided into three classes serving staggered three-year terms. The terms of three of the Company's eight current directors (Gary D. Eppen, Marvin G. Schorr, and Michael D. Winfield) expire at the annual meeting. They are the Company's nominees for re-election to a three-year term by the stockholders at the annual meeting. The Company's by-laws provide that nominations for directorships by stockholders may be made only pursuant to written notice received at the Company's principal office not less than 50 nor more than 75 days prior to the meeting. No such nominations have been received for the 1998 annual meeting. Directors are elected by a plurality of the votes present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Thus, assuming a quorum is present, the three persons receiving the greatest number of votes will be elected to serve as directors. Accordingly, withholding authority to vote for a director and non-votes with respect to the election of directors will not affect the outcome of the election of directors. If a nominee should become unavailable for election, the persons voting the accompanying proxy may in their discretion vote for a substitute.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF THE NAMED NOMINEES AS DIRECTORS OF THE COMPANY.

   The following table contains certain information as to the three nominees for election at the annual meeting and each other person whose term of office as a director will continue after the meeting. The nominees for election at the meeting are indicated by an asterisk.

                        Expira-                               Has Been a
                        tion       Business Experience        Director of
                        Date of      During Past Five       the Company or
                        Current      Years and Other       its Predecessor
    Name                Term          Directorships        Tech/Ops, Since
    ----                -------    ------------------      ---------------
Robert J. Cronin(2)(3)  1999      Since November, 1992,               1997
Age - 52                          President, Chief
                                  Executive Officer
                                  and director of
                                  Wallace Computer
                                  Services; previously
                                  President and COO.
                                  Mr. Cronin joined
                                  Wallace Computer Services
                                  in 1967, initially holding
                                  various sales management
                                  positions.  Wallace
                                  Computer Services is
                                  provider of information
                                  management products,
                                  services and solutions.

*Dr. Gary D. Eppen(2)(3) 1998     Since July, 1997, Ralph             1992
Age - 61                          and Dorothy Keller
                                  Distinguished Service
                                  Professor of Operations
                                  Management, Graduate
                                  School of Business, The
                                  University of Chicago.
                                  Professor of Industrial
                                  Administration since
                                  1970 (1989 - 1994 also
                                  Director of The Executive
                                  Program),.  Dr. Eppen is
                                  also a director of The
                                  Hub Group Inc., Lombard,
                                  Illinois, an intermodal
                                  transportation marketing
                                  company.

                        Expira-                               Has Been a
                        tion       Business Experience        Director of
                        Date of      During Past Five       the Company or
                        Current      Years and Other       its Predecessor
    Name                Term          Directorships        Tech/Ops, Since
    ----                -------    ------------------      ---------------

Thomas M. Fulton        2000      President and Chief                 1988
Age - 64                          Executive Officer of the
                                  Company since January
                                  1988;  previously General
                                  Manager of the personnel
                                  dosimetry division of
                                  Tech/Ops, Inc., the
                                  Company's predecessor. Mr.
                                  Fulton is a Director of
                                  Great Lakes Chemical Corp-
                                  oration, a diversified
                                  producer of chemicals.

Richard R. Risk(1)(2)   1999      President and Chief                 1997
Age - 51                          Executive Officer of
                                  Advocate Health Care since
                                  1995; previously Mr. Risk
                                  served as President and CEO
                                  of EHS Health Care (which
                                  merged into Advocate Health
                                  Care), a company specializing
                                  in health care management.

Paul B. Rosenberg(1)(2) 2000      Mr. Rosenberg is President          1988
Age - 65                          and Chief Executive Officer
                                  of Tech/Ops Corporation,
                                  Boston, Mass., a consulting
                                  firm, and is a director of
                                  Tech/Ops Sevcon, Inc., Boston,
                                  Mass., a manufacturer of
                                  electronic controllers.

Herbert Roth, Jr.       2000      Until June 1985, Chief              1971
(1)(2)(3) Age - 69                Executive Officer of LFE
                                  Corporation, Waltham, Mass.,
                                  manufacturer of equipment
                                  and systems for traffic and
                                  industrial process control.
                                  Mr. Roth is a director of
                                  Boston Edison Company,
                                  Boston, Mass., a public
                                  utility; Tech/Ops Sevcon,
                                  Inc., Boston, Mass., a manu-
                                  facturer of electronic
                                  controllers; Phoenix Life
                                  Insurance Company; Phoenix
                                  Total Return Fund, Inc., a
                                  mutual fund; and Mark IV
                                  Industries, Inc., a diver-
                                  sified manufacturing concern;
                                  and a trustee of Phoenix
                                  Series Fund, Phoenix Multi-
                                  Portfolio Fund and Big
                                  Edge Services Fund, all
                                  mutual funds.

                        Expira-                               Has Been a
                        tion       Business Experience        Director of
                        Date of      During Past Five       the Company or
                        Current      Years and Other       its Predecessor
    Name                Term          Directorships        Tech/Ops, Since
    ----                -------    ------------------      ---------------

*Dr. Marvin G. Schorr(3) 1998     Chairman of the Company's           1951
Age - 72                          Board of Directors since
                                  January 1988. Dr. Schorr is
                                  Chairman of the Board of
                                  Directors of Tech/Ops Sevcon,
                                  Inc., Boston, Mass., a
                                  manufacturer of electronic
                                  controllers; Chairman of
                                  the Board of Directors of
                                  Helix Technology Corporation,
                                  Waltham, Mass., manufacturer of
                                  cryogenic equipment; and
                                  Chairman of the Board of
                                  Directors of Tech/Ops Corpo-
                                  ration, Boston, Mass., a
                                  consulting firm.

*Michael D. Winfield    1998      Since February 1992,                1994
(1)(2) Age - 58                   President and Chief
                                  Executive Officer (prior to
                                  that date since 1983, a
                                  Vice President) of UOP, a
                                  general partnership of
                                  Allied-Signal, Inc. and
                                  Union Carbide Corporation,
                                  engaged in the licensing of
                                  technologies to the oil
                                  refining and petro-chemical
                                  industries.

      (1)  Member of the Audit Committee.

      (2)  Member of the Compensation Committee.

      (3)  Member of the Governance Committee.

      The Board of Directors has an Audit Committee, a Compensation Committee, and a Governance Committee. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent public accountants and recommends the appointment of independent public accountants to the Board of Directors. The Compensation Committee approves all executive compensation and has responsibility for granting stock options to eligible members of management and administering the Company's stock option and incentive plans. The Governance Committee establishes corporate governance policy and selects nominees for the Board of Directors. The Governance Committee will consider nominees that have been properly and timely recommended by stockholders. See "Proposals of and Nominations by Security Holders for 1999 Annual Meeting." The membership of each committee consists of non-employee directors. During the fiscal year ended September 30, 1997, the Audit Committee, Compensation Committee and the Governance Committee each met twice.

      During the fiscal year ended September 30, 1997, the Board of Directors held a total of five meetings. During such year, no director attended fewer than 75 percent of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which such director served.

      Mr. Roth, the Chairman of the Audit Committee, Mr. Michael D. Winfield, the Chairman of the Compensation Committee, and Dr. Gary D. Eppen, the Chairman of the Governance Committee, were paid $21,000 each in fiscal 1997 for their services as directors. The other directors (except Mr. Fulton) were paid $20,000 each. The Company maintains a stock option plan for its non-employee directors which provides an option for each eligible director to purchase 5,000 shares of common stock at the fair market value on the date of grant and vests ratably over 10 years. The plan, approved by the Company's shareholders at its 1997 annual meeting, granted options to seven directors for a total of 35,000 shares at an option price of $22.31 per share on January 29, 1997. The Company formerly maintained a Directors' Retirement Plan which provides certain retirement benefits for non-employee directors. This plan was terminated in January, 1997. Benefits accrued under the retirement plan are frozen and will be payable to directors upon their retirement at age 70. As of September 30, 1997, the aggregate liability for these benefits amounted to $377,000, which has been accrued in the financial statements.

                                              EXECUTIVE COMPENSATION

      The following summary compensation table sets forth the compensation for services to the Company for the last three fiscal years of the Company's executive officers.

                                            SUMMARY COMPENSATION TABLE
                                                                      Long-Term
                                                                    Compensation
                                                                       Awards
                                                                    ------------
                                                                      Securities          All Other
    Name and                Fiscal      Annual  Compensation          Underlying        Compensation
Principal Position           Year     Salary ($)      Bonus ($)      Options (#)            ($)(1)
__________________          ______    __________    ____________    ____________        ____________
Thomas M. Fulton              1997     $ 279,000        $100,000             --              $ 1,150
  President &                 1996       267,500          75,000             --                1,150
  Chief Executive Officer     1995       256,250         100,000             --                1,150

Brent A. Latta                1997     $ 183,000        $ 65,000             --              $ 1,150
  Vice President-Executive    1996       175,250          43,000             --                1,150
                              1995       168,000          65,000          20,000               1,150

James M. O'Connell            1997     $ 144,500        $ 44,000             --              $ 1,150
  Vice President,             1996       138,750          45,000             --                1,150
  Treasurer, Secretary        1995       133,750          60,000          20,000               1,150
  & Chief Financial
  Officer

R. Craig Yoder                1997     $ 139,500        $ 50,000             --              $ 1,150
  Vice President-Operations   1996       133,750          38,000             --                1,150
                              1995       126,250          50,000          20,000               1,150

(1)  Represents the Company's contribution to its 401(k) plan on behalf of each of these employees.

                                        OPTIONS GRANTS IN LAST FISCAL YEAR

There were no stock options granted in the year ended September 30, 1997 to the Company's executive officers.


                       FISCAL YEAR-END OPTION VALUES

     Shown below is information regarding holdings of unexercised stock options at September 30, 1997 by the Company's executive officers.



                        NO. OF SECURITIES
                     UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                        OPTIONS HELD AT           IN-THE-MONEY OPTIONS
                       SEPTEMBER 30, 1997     AT SEPTEMBER 30, 1997 ($)(1)
                   -------------------------  ----------------------------
     NAME         EXERCISABLE  UNEXERCISABLE    EXERCISABLE  UNEXERCISABLE
     ----         -----------  -------------    -----------  -------------

Thomas M. Fulton      152,720         47,280    $  2,625,378    $  685,560
Brent A. Latta         60,000         10,000         893,438        85,000
James M. O'Connell     40,000         10,000         352,188        85,000
R. Craig Yoder         35,000         10,000         481,641        85,000

(1) Aggregate market value on September 30, 1997 less aggregate exercise price.

      Dr. Yoder exercised options on 4,000 shares during the last fiscal year.

      EMPLOYMENT AND COMPENSATION AGREEMENTS. The Company has entered into an Employment and Compensation Agreement with Mr. Fulton providing for his employment in that capacity through December 31, 1998. Under the Agreement, a non-statutory stock option to purchase 100,000 shares at a price of $10.50 per share was granted to Mr. Fulton, which may become exercisable for up to 10,000 shares a year on each December 1 from 1989 through 1998 under a formula reflecting average return on stockholders' investment and earnings per share over successive three-year periods. At December 1, 1997 the option had become exercisable for a total of 62,720 shares. The Agreement also provides that, in the event of termination of employment under certain circumstances, within two years following a Change in Control in the Company (as defined) not approved by the Company's Board of Directors, by the Company other than for cause, disability or retirement, or by Mr. Fulton for Good Reason (which includes a good faith determination by him that due to the Change in Control he is not or believes he will not be able effectively to discharge his duties), Mr. Fulton will become entitled to base salary and average bonuses determined in accordance with the Agreement, and certain other benefits, over the balance of the term of the Agreement. The benefits payable to Mr. Fulton under the Agreement if his employment had terminated as of September 30, 1997 due to a Change in Control would have had an estimated value of $503,000.

      The Company has entered into Employment Agreements with Messrs. Latta and O'Connell and Dr. Yoder providing for their employment in their respective capacities indefinitely. The Agreement provides that, in the event of termination of employment under certain circumstances by the Company other than for cause, death, disability or voluntary termination, or by the executive for Good Reason (which includes a good faith determination by the executive that he believes that he will not be able to effectively discharge his duties or where the Company fails to obtain an assumption in writing of its obligations under the Agreement by a successor, as defined) the executive will become entitled to continuation of base salary and average bonuses determined in accordance with the Agreement for a period of eighteen months and certain other benefits. The amounts otherwise payable to the executive will be offset by any compensation earned by the executive from employment with a new employer during the eighteen-month period but will not be reduced below an amount equal to six month's base salary and average bonuses. The benefits payable to Messrs. Latta and O'Connell and Dr. Yoder under these Agreements if their employment had been terminated as of September 30, 1997 would have had an estimated value of $398,000, $315,000 and $312,000, respectively.

      RETIREMENT PLAN AND SUPPLEMENTAL RETIREMENT PLAN. Messrs. Fulton, Latta, and O'Connell, and Dr. Yoder participate in the Company's Retirement Plan, a defined benefit plan under which benefits are based upon the average of the annual rates of base salary in effect as of October 1 of each year for the period of five consecutive years which produces the highest such average and also based on years of service as set forth below.

U.S. tax law places limitations on the annual compensation eligible for benefit consideration and on the aggregate annual amount payable to an individual under qualified retirement plans.

   Messrs. Fulton, Latta, and O'Connell, and Dr. Yoder also participate in the Company's Supplemental Key Executive Retirement Plan, under which a participant is entitled to such payments from the Company during his life after retirement at age 65 as may be necessary, when added to his benefits under other Company-funded retirement or profit sharing plans, to provide a minimum annual benefit equal to 50% of his highest five-year average or final base salary, whichever is greater. Such payments continue to a participant's spouse after the participant's death, but at a decreased percentage of 25%. Benefits are reduced by 2% (1% for spouses) for each year of service less than 25 years.

   The following table sets forth information concerning the combined annual benefits payable pursuant to the Retirement Plan on a straight-life annuity basis and the Supplemental Retirement Plan on a 50% joint-and-survivor basis upon retirement at age 65 for specified compensation levels (assuming continuation of 1997 fiscal year base salary) and years of service classifications. Benefits under the Retirement Plan and the Supplemental Retirement Plan are computed solely on the base salary of participants, exclusive of bonuses, incentive and other compensation. Benefits under the Retirement Plan which are reduced on account of Social Security entitlement on the basis of the Internal Revenue Service permitted disparity rules may be reinstated under the Supplemental Retirement Plan.

                            PENSION PLAN TABLE

      EARNINGS ON          ESTIMATED COMBINED ANNUAL PENSION BASED ON
    WHICH COMBINED                 YEARS OF SERVICE INDICATED
      RETIREMENT                   -------------------------
  BENEFITS ARE BASED    20 YEARS      25 YEARS      30 YEARS      35 YEARS
  __________________    ________      ________      ________      ________

     $  125,000       $   50,000    $   62,500    $   62,500    $   70,200
        150,000           60,000        75,000        75,000        85,500
        175,000           70,000        87,500        87,500        87,500
        200,000           80,000       100,000       100,000       100,000
        225,000           90,000       112,500       112,500       112,500
        250,000          100,000       125,000       125,000       125,000
        275,000          110,000       137,500       137,500       137,500
        300,000          120,000       150,000       150,000       150,000

     Credited years of service at September 30, 1997 were 20 for Mr. Fulton, 10 for Mr. Latta, 7 for Mr. O'Connell, and 14 for Dr. Yoder. Credited years of service at age 65 would be 21 for Mr. Fulton, 21 for Mr. Latta, 22 for Mr. O'Connell and 35 for Dr. Yoder.

                       COMPENSATION COMMITTEE REPORT

     The Company's compensation program is designed to motivate and retain employees by encouraging and rewarding performance. The program is administered by the Compensation Committee of the Board of Directors (the "Committee"), consisting of six independent outside directors who are not employees of the Company. The Committee regularly reviews and approves generally all compensation and fringe benefit programs of the Company, and also reviews and determines the base salary, and incentive compensation of the executive officers named above, as well as stock option grants to all employees. All compensation actions taken by the Committee are reported to the full Board of Directors, who, excluding employee directors, approve the actions of the Committee. The Committee also reviews and makes recommendations to the Board on policies and programs for the development of management personnel, as well as management structure and organization. The Committee administers the Company's 1996 Equity Plan (the "Equity Plan") and Incentive Compensation Plan for Executive Officers (the "Executive Officer Plan"); each of which was approved by the Compensation Committee, the Board of Directors and the Company's shareholders.

      The Company believes that stock options are an important incentive to motivate executive officers and other key employees for improved long-term performance of the Company. The Company considers stock ownership, options currently held and options previously granted when granting options although there are no specific levels of ownership for such grants.

      The Company believes that the combination of salary and incentive compensation is the best tool for compensating its executive officers and senior managers to promote uniform excellence, long-term commitment and team performance. Management salaries are determined as a result of individual performance, level of responsibility and experience. The Company reviews these salaries annually and measures them against compensation data obtained from published compensation surveys and surveys that the Committee makes of a group of peer companies. The peer companies are generally of about the same size as the Company and are in technical, rather than consumer or distribution fields. The peer companies may include some of the companies in the testing laboratory group used in the Performance Graph. The Company believes that its competitors for executive talent are not necessarily companies which engage in the same business as the Company and, therefore, the companies used for comparative compensation purposes differ from the companies included in the testing laboratory group.

      The Executive Officer Plan covers executive officers of the Company who are elected by the Board of Directors to such offices and establishes incentive pools which are related to aggregate executive officer base salary and performance of the Company relative to (i) budgeted operating income ("Operating Income Pool"), (ii) growth in earnings per share ("EPS Pool"), and (iii) the AMEX Market Value Index ("Stockholder Return Pool"). The target percentages of aggregate executive officer base salary for the Operating Income, EPS, and Stockholder Return Pools are 15%, 7.5%, and 7.5%, respectively. The actual size of each pool varies as a result of actual performance compared with the performance measure for each pool.

      OPERATING INCOME POOL. At 100% actual-to-budget operating income, the Operating Income Pool is 15% of aggregate executive officer base salary; at 80% actual-to-budget, the pool is 7.5% of base salary; and at 120% actual-to-budget, the pool is 25.5% of base salary. If actual-to-budget is less than 60%, the Operating Income Pool is zero.

      EPS POOL. At average three-year growth in earnings per share of 10%, the EPS Pool is 7.5% of aggregate executive officer base salary; at average growth in earnings per share of 8%, the pool is 3.75% of base salary; and at average growth in earnings per share of 12% the pool is 12.75% of base salary. If average growth in earnings per share is 6% or lower, the EPS Pool is zero.

      STOCKHOLDER RETURN POOL. Where the three-year total return to stockholders is equal to or exceeds the total return of the AMEX Market Value Index, the Stockholder Return Pool is 7.5% of aggregate executive officer base salary. In all other cases, the Stockholder Return Pool is zero.

      One-half of the Operating Income Pool is awarded to executive officers, as a percentage of their base salaries, if the actual-to-budget operating income is at least 90%. One-half of the EPS Pool is awarded to executive officers, as a percentage of their base salaries, if the average growth in earnings per share is at least 9%. One-half of the Stockholder Return Pool is awarded to executive officers, as a percentage of their base salaries, if the total return to stockholders of the Company exceeds the total return of the AMEX Market Value Index. With respect to the balance of each of the pools, The Compensation Committee has the discretion to award to any participant an amount relating to each of the Operating Income Pool, EPS Pool, and/or the Stockholder Return Pool ranging in value from zero to one-half of the award such participant would otherwise receive.
Any amounts not so awarded may, at the discretion of the Committee, be reallocated to any other participant based upon the Committee's evaluation of the participant's individual performance relative to written objectives and other factors.

      If the actual-to-budget operating income is at least 60%, but less than 90%, the Committee has the discretion to award to any participant an amount relating to the Operating Income Pool ranging in value from zero to the full amount of the award such participant would otherwise receive. If the average growth in earnings per share is at least 6%, but less than 9%, the Committee has the discretion to reduce an award to any participant an amount relating to the EPS Pool ranging in value from zero to the full amount of the award such participant would otherwise receive.

      The aggregate amount of incentive compensation awards for any fiscal year under the Executive Officer Plan and other incentive compensation plans is limited to 5% of the Company's operating income for such fiscal year.

      The recommended base salary and incentive compensation award for the President is determined each year by the Committee based upon overall financial performance of the Company and the performance of the President relative to corporate objectives and other factors under the terms of the Executive Officer Plan.

      Mr. Fulton's base salary and incentive compensation during fiscal 1997 increased 11% to $382,000 from fiscal 1996. The increase in Mr. Fulton's base salary related to the level of responsibility and accountability of the Chief Executive Officer, as well as external factors such as inflation and base salary levels in comparable companies. The amount of incentive compensation awarded to Mr. Fulton was determined based on performance relative to budgeted operating income, growth in earnings per share, the total return to shareholders of the Company relative to the Amex Market Value Index and individual performance relative to stated objectives under the terms of the Executive Officer Plan. Each of these financial measures was met or exceeded, and Mr. Fulton achieved substantially all of the personal objectives established by the Board of Directors during fiscal 1997.

      In 1993, the tax laws were amended to limit the deduction a publicly-held company is allowed for compensation paid to the chief executive officer and the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. In order to constitute performance-based compensation, the performance measures must be approved by stockholders. No executive officer of the Company has earned over $1 million in any fiscal year of the Company.

MEMBERS OF THE COMPENSATION COMMITTEE:

Herbert Roth, Jr.,      Gary D. Eppen,       Paul B. Rosenberg
Richard R. Risk,        Robert J. Cronin,    Michael D. Winfield, Chairman


                             PERFORMANCE GRAPH

      The following graph reflects a comparison of the cumulative total return (change in stock price plus reinvested dividends) assuming $100 invested in the Common Stock of the Company, in the American Stock Exchange ("AMEX") Index, and in the group of testing laboratories during the period from September 30, 1992 through September 30, 1997. The comparisons in the following table are historical and are not intended to forecast or be indicative of possible future performance of the Common Stock of the Company.

                   Value of Investment at September 30,
                   ------------------------------------

                         1992     1993     1994     1995     1996     1997
                         ----     ----     ----     ----     ----     ----

Landauer, Inc.          $ 100    $ 102    $ 108    $ 134    $ 148    $ 196
AMEX Index                100      117      120      144      150      182
Industry Index            100       69       59       79      106       83

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Company has entered into a consulting agreement, which expires on December 31, 1998, with Tech/Ops Corporation, a company owned by Paul B. Rosenberg and Dr. Marvin G. Schorr, two of the Company's directors. Under the terms of the agreement, the annual cost of these services will not exceed $30,000 plus reimbursement for certain expenses.

      In connection with the 1988 transfer of the personnel dosimetry business, the Company has entered into a Liability Assumption and Sharing Agreement with Tech/Ops, Inc. (Tech/Ops) providing for, among other things,
(i) assumption by the Company of all determinable and contingent liabilities and obligations of Tech/Ops relating to the personnel dosimetry and radon detection business, (ii) assumption by the other former subsidiary of Tech/Ops of all determinable and contingent liabilities and obligations of Tech/Ops relating to its electronic controller business,
(iii) joint and several assumption by the Company and the other former subsidiary of all contingent liabilities of Tech/Ops and (iv) the allocation of other liabilities jointly and severally assumed to the business in which they relate or, if they relate to neither business, in ratios reflective of relative profit contributions of the respective businesses for the five years ended September 30, 1987. Under the terms of this agreement, no expense was charged to operations of the Company for the fiscal year ended September 30, 1997.


                           SELECTION OF AUDITORS

      The stockholders of the Company will be asked at the annual meeting to approve the selection of auditors for the fiscal year ending September 30, 1998. Arthur Andersen LLP, 33 West Monroe Street, Chicago, Illinois, has served as auditors for the Company and its predecessor Tech/Ops, Inc. since the latter was formed, and it will be recommended to the stockholders that such firm be selected again. The Audit Committee of the Board of Directors comprised of Richard R. Risk, Paul B. Rosenberg, Herbert Roth, Jr. and Michael D. Winfield, has approved this recommendation. Representatives of Arthur Andersen LLP are expected to be present at the meeting with an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

      If a quorum is present, in order to approve the selection of Arthur Andersen LLP as the Company's auditors for the fiscal year ending September 30, 1998, a majority of the shares present in person or by proxy at the annual meeting and entitled to vote on such proposal must vote in favor of it. Accordingly, abstentions will have the same effect as votes against and non-votes will reduce the number of shares considered present and entitled to vote on the proposal.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SELECTION OF ARTHUR ANDERSEN LLP AS AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998.

            PROPOSALS OF AND NOMINATIONS BY SECURITY HOLDERS FOR
                            1999 ANNUAL MEETING

      Proposals intended to be presented by security holders at the annual meeting of the Company's stockholders scheduled for February 3, 1999 must be received by the Company in order to be considered for inclusion in its proxy statement and form of proxy relating to that meeting not later than August 31, 1998. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations of the Securities and Exchange Commission.

      Under the Company's by-laws, nominations for directorships to be acted on at the 1999 annual meeting may be made only pursuant to written notice received at the Company's principal office not less than 50 nor more than 75 days prior to the meeting.


              COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Reporting persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

      Based solely on a review of the Form 3, 4, and 5 filings received from, or filed by the Company on behalf of, directors and executive officers of the Company since the beginning of fiscal year 1997, the Company is not aware of any failure to file on a timely basis any Form 3, 4 or 5 during fiscal year 1997 except (i) one Form 5 for each non-employee director reporting the initial grant of stock options to such directors under the Company's 1997 Non-Employee Directors Stock Option Plan was filed late, (ii) a Form 4 reporting the exercise of options by Dr. Yoder was filed late, (iii) three Form 4's by Dr. Eppen reporting the purchase of shares were filed late and (iv) one Form 4 by Mr. Risk reporting the purchase of shares was filed late.


                               MISCELLANEOUS

      The Company's 1997 Annual Report to Stockholders (which includes a copy of Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997) accompanies this Proxy Statement.

      The Board of Directors does not know of any business which will come before the meeting except the matters described in the notice. If other business is properly presented for consideration at the meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

      In the event that a quorum is not present when the meeting is convened, it is intended to vote the proxies in favor of adjourning the meeting from time-to-time until a quorum is obtained.



                                                        JAMES M. O'CONNELL
                                       VICE PRESIDENT, TREASURER, SECRETARY
                                                AND CHIEF FINANCIAL OFFICER
Dated January 5, 1998